UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 18, 2009

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-01245	WISCONSIN ELECTRIC POWER COMPANY	39-0476280
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 2046
Milwaukee, WI 53201
(414) 221-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WISCONSIN ELECTRIC POWER COMPANY

ITEM 8.01 OTHER EVENTS.

Wisconsin Rate Order

On December 18, 2009, the Public Service Commission of Wisconsin ("PSCW") authorized rate adjustments related to our request to increase electric, natural gas and steam rates. The PSCW approved the following rate adjustments:

  an increase of approximately $85.8 million (3.35%) in our retail electric rates;
  a decrease of approximately $2.0 million (0.35%) for natural gas service; and
  a decrease of approximately $0.4 million (1.65%) for our Downtown Milwaukee steam utility customers and approximately $0.1 million (0.47%) for our Milwaukee County steam utility customers.

These rate adjustments are effective January 1, 2010. In addition, the PSCW lowered our return on equity from 10.75% to 10.4%.

The authorized increase in our electric rates includes amounts to be paid pursuant to the settlement agreement entered into with the Sierra Club and Clean Wisconsin, Inc. to resolve matters related to the Wisconsin Pollution Discharge Elimination System permit at the Oak Creek expansion. The amount authorized by the PSCW related to this matter is based upon a proposal submitted to the PSCW by the parties to the settlement agreement. Clean Wisconsin and the Sierra Club have 30 days from the date of the PSCW order to make a decision as to whether to accept this resolution since the amount authorized by the PSCW is not the same as the amount originally agreed to in the settlement agreement.

The PSCW also made, among others, the following determinations:

  new depreciation rates are incorporated into the new base rates approved in the rate case;
  certain regulatory assets currently scheduled to be fully amortized over the next four years are to instead be amortized over the next eight years; and
  we will continue to receive Allowance for Funds Used During Construction on 100% of construction work in progress for the environmental control projects at our Oak Creek Power Plant and at Edgewater Generating Unit 5, and on the proposed Glacier Hills Wind Park.

Michigan Rate Case

On December 16, 2009, the Michigan Public Service Commission (the "MPSC") approved our modified self-implementation plan to increase electric rates in Michigan by approximately $12 million (9.5%), effective upon commercial operation of Unit 1 at the Oak Creek expansion, which is currently targeted for mid-January 2010. This rate increase is subject to refund with interest, depending upon the MPSC's final decision on our $42 million rate request, which is expected in July 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISCONSIN ELECTRIC POWER COMPANY
(Registrant)

/s/ STEPHEN P. DICKSON
Date: December 22, 2009	Stephen P. Dickson -- Vice President and Controller